Exhibit 99.1

FOR:	BROOKSTONE, INC.
CONTACT:	Philip Roizin
EVP of Finance and
Administration
(603) 880-9500
Robert Fusco
Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Strong Same Store Sales Drive Third Quarter Earnings Improvement Over 2002

Company Reaffirms Upwardly Revised Full Year Earnings Guidance

NASHUA, NH, November 19, 2003 – Specialty retailer Brookstone, Inc. (Nasdaq: BKST), known for its unique line of proprietary products, continued its record of year over year earnings improvement by announcing today that diluted earnings per share for the third quarter of 2003 improved 13.5 percent over 2002.

Total company sales for the 13-week period ended November 1, 2003, climbed 17.2 percent to $73.7 million, compared to $62.8 million for the third quarter 2002. Same-store sales surged 15.9 percent, while Direct Marketing sales increased 6.9 percent to $13.4 million on an 8.1 percent decrease in circulation.

For the third quarter 2003, Brookstone reported a net loss of $5.9 million, or $0.45 per diluted share, compared to a net loss of $6.7 million, or $0.52 per diluted share, in the third quarter of 2002.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss over the first three quarters and makes its profit for the year in the fourth quarter.

Year-to-date, Brookstone total sales rose 12.8 percent, to $215.1 million, compared to $190.7 million for the first nine months of 2002. Same-store sales for the first nine months of 2003 climbed 9.9 percent, while sales in Direct Marketing increased 5.7 percent to $37.5 million, compared to $35.5 million for the first nine months of 2002. Net loss year-to-date is $14.6 million, or $1.13 per diluted share, as compared to a net loss in 2002 of $15.4 million, or $1.21 per diluted share.

Brookstone Chairman, President and Chief Executive Officer Michael Anthony said, “the strong third quarter results bode well for the Company as it enters the all-important Holiday shopping season.”

“We are extremely pleased with our strong performance in the third quarter and throughout the first nine months of 2003,” Mr. Anthony said. “We are clearly connecting with the customer with our range of unique, functional and proprietary products, the majority of which are designed and engineered in-house and available only at Brookstone. New product penetration remains strong.

With a number of outstanding new products just coming to market in the first part of the fourth quarter, we believe this Holiday season will be one of our most successful and profitable.”

Mr. Anthony continued: “I am also pleased to report that all segments of our businesses performed well over the third quarter and believe we are well positioned for continued success throughout the remainder of the year. We recorded double-digit same store sales increases during each month of the quarter, and are optimistic as we move into the Holiday selling season. We believe that our inventory position will be sufficient to support our strong sales trend.”

“Our New Store Design concept, which we are rolling out throughout 2003, continues to resonate with customers and as a group performed significantly above the company average. Year to date we have opened a total of 17 new stores and remodeled 13, all in the New Store Design.”

Mr. Anthony concluded: “Based on the strong performance of the first three quarters and the potential for success in the fourth quarter, we reaffirm our second upwardly revised earnings estimate for the year.”

Brookstone projects year-end earnings in 2003 of between $1.14 and $1.17 per diluted share, an increase over the $0.93 per diluted share the company earned in 2002.

Brookstone, Inc. is a specialty retailer that operates 271 Brookstone Brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls and airports, the stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden Brand, and a direct marketing business that consists of three catalogs — Brookstone, Hard-to-Find Tools and Gardeners Eden — as well as e-commerce web sites at http://www.Brookstone.com and http://www.GardenersEden.com.

Statements in this release which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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(tables follow)

Brookstone, Inc.

Consolidated Statement of Operations

($ in thousands)

(Unaudited)

	Thirteen weeks ended	Thirteen weeks ended	Thirty-nine weeks ended	Thirty-nine weeks ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Net sales	$73,657	$62,843	$215,088	$190,707
Cost of sales	51,993	46,320	152,010	139,875

Gross profit	21,664	16,523	63,078	50,832
Selling, general and administrative expenses	30,903	26,944	86,194	75,409
Gain on curtailment of retiree medical plan	—	—	—	(642)

Loss from operations	(9,239)	(10,421)	(23,116)	(23,935)
Interest expense, net	298	340	609	965

Loss before taxes	(9,537)	(10,761)	(23,725)	(24,900)
Income tax benefit	(3,672)	(4,089)	(9,134)	(9,462)

Net Loss	$(5,865)	$(6,672)	$(14,591)	$(15,438)

Basic/diluted loss per share:
Net Loss	$(0.45)	$(0.52)	$(1.13)	$(1.21)

Weighted average shares outstanding – basic/diluted	13,158	12,772	12,949	12,711

Brookstone, Inc.

Consolidated Balance Sheet

($ in thousands)

	Unaudited
	November 1, 2003	November 2, 2002	February 1, 2003
Current Assets:
Cash and cash equivalents	$1,544	$1,971	$54,144
Receivables, net	7,044	5,020	6,079
Merchandise inventories	84,771	79,539	58,987
Deferred income taxes	15,258	13,626	4,161
Other current assets	6,548	6,023	5,280

Total current assets	115,165	106,179	128,651
Deferred income taxes	5,091	4,352	5,854
Property and equipment, net	50,300	40,092	39,720
Intangible assets, net	4,191	4,501	4,413
Other assets	7,610	5,399	1,954

Total assets	$182,357	$160,523	$180,592

Liabilities and Shareholders’ Equity
Current Liabilities:
Short-term borrowings	$—	$9,300	$—
Accounts payable	27,001	21,861	10,720
Other current liabilities	26,137	20,629	33,197

Total current liabilities	53,138	51,790	43,917
Other long term liabilities	14,934	12,736	13,809
Long term obligation under capital lease	1,985	2,165	2,110
Commitments and Contingencies
Total shareholders’ equity	112,300	93,832	120,756

Total liabilities and shareholders’ equity	$182,357	$160,523	$180,592